Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

OASIS PETROLEUM INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

June 30, 2022

Oasis Petroleum Inc., a Delaware corporation (the “Company”), certifies as follows:

1. Pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”) and the authority granted in the Amended and Restated Certificate of Incorporation of the Company (as may be amended from time to time, the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”), by resolutions duly adopted, previously authorized the issuance of 40,000 shares of preferred stock, par value $0.01 per share, of the Company designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the DGCL, the Board adopted the following resolutions:

RESOLVED FURTHER, that none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued subject to the certificate of designations therefor;

RESOLVED FURTHER, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the DGCL of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on August 3, 2021; and

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer as of the date first written above.

OASIS PETROLEUM INC.

By:	/s/ Michael H. Lou
Name:	Michael H. Lou
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF OASIS PETROLEUM INC.